                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-51118

                 PROSPECTUS SUPPLEMENT DATED FEBRUARY 22, 2001
                                       to
                        Prospectus Dated January 9, 2001

                                 167,075 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated January 9, 2001 (the "Prospectus Supplement") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 167,075 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of IPCell Technologies, Inc. ("IPCell"), by and through a merger of IPCell with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     The table of Selling Shareholders (the "Selling Shareholders") is hereby amended to include footnotes to further identify distributees of two (2) selling shareholders not specifically identified in the Prospectus as Selling Shareholders (the "Footnotes"). The persons identified in the Footnotes below may receive shares of Common Stock through partnership distributions The table of Selling Shareholders in the Prospectus is hereby amended to include the shareholders identified in the table below, including the persons listed in the Footnotes, as Selling Shareholders:

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
                                            Number of Shares    Percent of      Number of Shares
                                              Beneficially      Outstanding    Registered for Sale
Name of Selling Shareholder                      Owned            Shares            Hereby(1)
---------------------------                 ----------------    -----------    -------------------
STARTech Seed Fund I, L.P.(2)                    144,080             *               144,080
STARTech Business Development LLC(3)              22,995             *                22,995

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* less than one percent






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     (1)  This Registration Statement shall also cover any additional shares of
Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.

     (2) Subsequent to the date of this Prospectus Supplement, the shares held by STARTech Seed Fund I, L.P. may be distributed to Centerpoint Venture Partners, LP, Austin Ventures V, LP, Capital Southwest Corporation, Crescendo Venture Management LLC, Sevin Rosen Fund VI, LP, Startech/Centerpoint Holding GmbH, Interwest Partners VI, LP, Silicon Valley Bancshares, Rho Management Trust I, Frank J. Kozel, James M. Hoak, SSM Venture Partners II, LP, SSM Venture Associates, LP and STARTech Associates I, LP.

     (3) Subsequent to the date of this Prospectus Supplement, the shares held by STARTech Business Development LLC may be distributed to Richardson Chamber of Commerce, STARTech Employees, LLC, STARTech Stakeholders, LLC, and STARTech Foundation.